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                                                                    Exhibit 99.5


                              [PARKER/HUNTER LETTERHEAD]


November 2, 1998


The Board of Directors
AquaPenn Spring Water Company, Inc.
1 AquaPenn Drive
Milesburg, PA  16853

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the "Common Stock"), of AquaPenn Spring Water Company, Inc. ("AquaPenn" or the "Company") of the consideration to be received by such holders in connection with the Agreement and Plan of Merger dated November 2, 1998 (the "Agreement") among AquaPenn, Groupe Danone (the "Acquiror") and Zoneo Acquisition Corp., an indirect wholly owned subsidiary of the Acquiror (the "Merger Subsidiary"). The Agreement provides for the commencement of a tender offer (the "Offer") by the Merger Subsidiary to purchase all shares of Common Stock of the Company at a price of $13.00 per share in cash (the "Offer Price") for each share of Common Stock of the Company. The Agreement also provides that, following consummation of the Offer, the Merger Subsidiary will be merged into the Company (the "Merger") in a transaction in which each remaining share of Common Stock will be converted into the right to receive an amount equal to the Offer Price.

Parker/Hunter Incorporated, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, the purchase and sale of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Further, we have provided investment banking services to the Company in the past and have received customary fees for such services.

In connection with our opinion, we have reviewed, among other things, the following: (i) the Agreement; (ii) the Company's audited financial statements and its unaudited financial statements as of June 30, 1998 and June 30, 1997 and for the six month periods then ended; (iii) certain other publicly available and internal information, primarily financial in nature, including financial projections for the Company prepared by the management of the Company; (iv) certain publicly available information concerning the trading of, and the trading markets for, the Common Stock; (v) the nature and financial terms of certain recent business combinations which we believe to be relevant; and (vi) certain publicly available


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[PARKER/HUNTER LOGO]                         AquaPenn Spring Water Company, Inc.
                                                                November 2, 1998
                                                                          Page 2


information regarding companies that we believe to be comparable to the Company as well as trading market information for certain of such other companies' securities. We have also discussed with certain senior officers of the Company the foregoing matters as well as the operations, financial condition, history and prospects of the Company and other matters we believe to be relevant. We have taken into account our assessment of general economic, market and financial conditions and our experience in securities valuation generally. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria that we deemed relevant.
We have not been requested to and did not solicit third party indications of interest in acquiring all or any part of the Company.

In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished or otherwise communicated to us by the Company. We have not made an independent evaluation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such evaluations or appraisals. With respect to the Company's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management and we express no opinion with respect to such projections or the assumptions on which they are based. Our opinion is necessarily based upon the business, market, monetary, economic, and other conditions as they exist on, and can be evaluated as of, the date of this letter and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Further, our opinion does not address the relative merits of the Offer and any other potential transactions or business strategies considered by the Board of Directors of the Company, and does not constitute a recommendation to any holder of the common stock of the Company as to whether such holder should tender its shares in the Offer or as to how such holder should vote with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the holders of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

Very truly yours,


PARKER/HUNTER INCORPORATED



By:       /s/ Craig A. Wolfanger
    --------------------------------
           Craig A. Wolfanger
        Senior Managing Director